EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Fidelity Private Credit Fund

(Name of Issuer)

Fidelity Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$5,168,758(1)	0.0001102%	$569.60(2)

Fees Previously Paid

Total Transaction Valuation	$5,168,758(1)

Total Fees Due for Filing			$569.60(2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$569.60(2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2023, of $25.31. This amount is based upon the offer to purchase up to 204,218 common shares of beneficial interest, par value $0.01 per share, of Fidelity Private Credit Fund.

(2)

Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.